UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.


                 SCHEDULE 13G


  UNDER THE SECURITIES EXCHANGE ACT OF 1934

              (AMENDMENT NO. 1)*

             Eltron International Inc
______________________________________________
                (Name of Issuer)

                 Common Stock
______________________________________________
        (Title of Class of Securities)

                  290382100
______________________________________________
                (CUSIP NUMBER)


Check the following box if a fee is being paid
with this statement (   ).  (A fee is not
required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-
7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
       2 of 7

CUSIP NO.  290382100 13G


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George D. Bjurman & Associates
            ###-##-####
            IRS Identification No. 95-2654860
______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) ______
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       California
______________________________________________
                        5.   SOLE VOTING
                             POWER
                                -0-
                             _________________
NUMBER OF SHARES        6.   SHARED VOTING
BENEFICIALLY                 POWER
OWNED BY EACH REPORTING        21,995
PERSON WITH                  __________________
                        7.   SOLE DISPOSITIVE
                             POWER
                             -0-
                             ___________________
                        8.   SHARED DISPOSITIVE
                             POWER
                               21,995
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       21,995
________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       0.33%
________________________________________________
12.    TYPE OF REPORTING PERSON
       IA
       3 of 7

CUSIP NO.  290382100 13G


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George Andrew Bjurman*
            ###-##-####
______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
______________________________________________
                        5.   SOLE VOTING
                             POWER
                                -0-
                             __________________
NUMBER OF SHARES        6.   SHARED VOTING
BENEFICIALLY                 POWER
OWNED BY EACH REPORTING         21,995*
PERSON WITH                  __________________
                        7.   SOLE DISPOSITIVE
                             POWER
                                -0-
                             ___________________
                        8.   SHARED DISPOSITIVE
                             POWER
                                21,995*
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       21,995*
_________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
_________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       0.33%
_________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
_________________________________________________
*      The filing of this statement shall not
be deemed an admission by George Andrew
Bjurman that he beneficially owns the
securities attributed to George D. Bjurman
Associates for any purpose.
       4 of 7

CUSIP NO.  290382100 13G


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            Owen Thomas Barry III*
            ###-##-####
______________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
______________________________________________
3.     SEC USE ONLY
______________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
______________________________________________
                        5.   SOLE VOTING
                             POWER
                                -0-
                             _________________
NUMBER OF SHARES        6.   SHARED VOTING
BENEFICIALLY                 POWER
OWNED BY EACH REPORTING         21,995*
PERSON WITH                  _________________
                        7.   SOLE DISPOSITIVE
                             POWER
                                -0-
                             __________________
                        8.   SHARED DISPOSITIVE
                             POWER
                                21,995*
________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       21,995*
_________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
_________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       0.33%
__________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
__________________________________________________
*      The filing of this statement shall not
be deemed an admission by Owen Thomas Barry
III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.
       5 of 7

Item 1.

          (a)    Name of Issuer:

                 Eltron International Inc

          (b)    Address of Issuer's Principal
                 Executive Offices:

                 41 Moreland Road
                 Simi  Valley, CA 93065


Item 2.

          (a)    Name of Persons Filing:

                 George D. Bjurman Associates
                 ("GDBA"), George Andrew Bjurman*
                 and Owen Thomas Barry III*.
                      *These individuals may,
                 as a result of their ownership
                 in and positions with GDBA, be
                 deemed to be indirect
                 beneficial owners of the equity
                 securities held by GDBA.  The
                 filing of this statement shall
                 not be deemed an admission by
                 George Andrew Bjurman and Owen
                 Thomas Barry that either person
                 beneficially owns the
                 securities attributed to GDBA
                 for any purpose, regardless of
                 whether they are acting in
                 concert or acting severally.

          (b)   Address of Principal Business
                Office or, if none, Residence:

                      The business address for
                GDBA and Messrs. Bjurman and
                Barry is 10100 Santa Monica
                Boulevard, Suite 1200, Los
                Angeles, CA 90067.

          (c)    Citizenship:

                      GDBA is a corporation
                organized under the laws of
                California.  Messrs. Bjurman
                and Barry are United States
                citizens.

          (d)    Title of Class of Securities:

                 Common Stock

          (e)    CUSIP Number:

                 290382100


Item 3.     If this statement is filed
        pursuant to Rule 13d-1(b), or 13d-2(b),
        check whether the person filing is a:

            GDBA is an Investment Adviser
          registered under section 203 of the
          Investment Advisers Act of 1940.

       6 of 7

Item 4.     Ownership.

          (a)    Amount Beneficially Owned:

                      As of April 30, 1996,
               GDBA beneficially owned 21,995
               shares.  *Messrs. Bjurman and
               Barry III may, as a result of
               their ownership in and
               positions with GDBA, be deemed
               to be indirect beneficial
               owners of the equity securities
               held by GDBA.

          (b)    Percent of Class:

                 0.33%

          (c)    Number of shares as to which
          such person has:
                    (i)    sole power to vote
                        or to direct the vote:
                                -0-

                   (ii)    shared power to
                        vote or to direct the vote:
                                21,995**

                  (iii)    sole power to
                        dispose or to direct the
                        disposition of:
                                -0-

                   (iv)    shared power to
                        dispose or to direct the
                        disposition of:
                                21,995**

                **GDBA, as an investment adviser,
                shares such powers only to the
                extent that its clients may be able
                to give instructions that would
                supersede GDBA's otherwise full
                discretionary authority over the
                disposition or voting of the
                securities in its portfolios.

Item 5.     Ownership of Five Percent or Less
        of a Class.

                 Not Applicable

Item 6.     Ownership of More than Five
        Percent on Behalf of Another Person.

                 Not Applicable

Item 7.     Identification and Classification
        of the Subsidiary Which Acquired the
        Security Being Reported on By the Parent
        Holding Company.

                 Not Applicable

Item 8.     Identification and Classification
        of Members of the Group.

                 Not Applicable

Item 9.     Notice of Dissolution of Group.

                 Not Applicable


       7 of 7

Item 10. Certification and Signature.

       By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

       After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           05/08/96
                        _________________________
                        Date

                        /s/ George Andrew Bjurman
                        _________________________
                        Signature

                        George Andrew Bjurman, CEO, GDBA
                        __________________________
                        Name/Title

                        /s/ George Andrew Bjurman
                        __________________________
                        George Andrew Bjurman

                        /s/ Owen Thomas Barry III
                        __________________________
                        Owen Thomas Barry III